UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2007

GFI GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51103	80-0006224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Wall Street		10005
New York, NY		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 968-4100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2007, the Company and Colin Heffron, President of the Company, entered into an employment agreement (the “Agreement”), pursuant to which Mr. Heffron will continue to serve as President of the Company.  The initial term of the Agreement continues until December 31, 2009, unless earlier terminated, and automatically renews for one-year periods unless the parties deliver notice of their desire not to renew for a subsequent term.  Pursuant to the terms of the Agreement, Mr. Heffron is entitled to an annual base salary of $700,000 and a discretionary bonus as may be determined by the Compensation Committee of the Company’s Board of Directors.  In addition, Mr. Heffron will be entitled to certain fringe benefits, not to exceed $110,000 per year.

The Agreement provides for severance payments to Mr. Heffron in the event that (i) his employment is terminated by the Company for any reason other than for “cause” or (ii) if Mr. Heffron terminates his employment with the Company (a) for “good reason” or (b) following notice from the Company that his contract will not be renewed following the end of the term.  The terms “cause” and “good reason” are defined in the Agreement.  The severance amount in these situations will include (i) accrued but unpaid base salary and expenses with respect to the period prior to termination, (ii) any unpaid bonus for the prior year, if any, that the Company has declared earned, and (iii) a cash payment equal to (a) two times the sum of Mr. Heffron’s annual base salary (three times annual base salary in the event the termination occurs within one year following a change-in-control, as defined in the Agreement) plus (b) two times the average annual bonus earned during the two most recently completed fiscal years.  The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Heffron under the Company’s medical plans for two years following termination.  Finally, any restricted stock units or stock options that have been granted to Mr. Heffron that are subject to vesting based solely on Mr. Heffron’s continued employment that are then unvested shall immediately vest upon such a termination and, if applicable, become exercisable and shall generally remain exercisable for a period of three months following the date of termination.

The Agreement also provides for severance payments to Mr. Heffron in the event that his employment is terminated by the Company by reason of his death or disability.  The term “disability” is defined in the Agreement.  The severance amount following termination by reason of death or disability includes (i) a cash payment equal to Mr. Heffron’s annual bonus from the prior year pro-rated based on the number of days Mr. Heffron has been employed in the year of such termination, (ii) any accrued but unpaid base salary and expenses with respect to the period prior to termination, and (iii) any unpaid bonus for the prior year, if any, that the Company has declared earned.  The Company will also pay for the cost of the premiums for continued medical coverage for Mr. Heffron under the Company’s medical plans for two years following termination.

The Agreement contains post-termination restrictions on certain competitive activities.

In connection with the execution of the Agreement, Mr. Heffron will also be granted 100,000 restricted stock units under the Company’s 2004 Equity Incentive Plan.  Pursuant to the terms of a separate grant agreement, twenty (20%) of the restricted stock units shall vest on each of the first five anniversaries of the grant date,  provided Mr. Heffron is employed by the Company on each such anniversary date.  Notwithstanding the foregoing, none of the restricted stock units shall vest unless and until the average closing price of the Company’s Common Stock for any consecutive six month period ending prior to the fifth anniversary of the grant date is equal to or greater than $80.00 per share of Common Stock.  The restricted stock units will also be subject to pro-rata vesting based on the excess of the Company’s stock price over $50.00 in the event Mr. Heffron’s employment is terminated by the Company other than for cause or due to disability or by Mr. Heffron for good reason.

Item 9.01.    Financial Statements and Exhibits.

(d)      Exhibits:

Exhibit	Description

10.1	Employment Agreement, dated April 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GFI GROUP INC.

Date: May 2, 2007	By:	/s/ James A. Pecrs
	Name:	James A. Pecrs
	Title:	Chief Financial Officer